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                                LETTER AGREEMENT

        This Letter Agreement, dated as of January 25, 2005, is made among Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), Nuveen Investments LLC ("Nuveen") and Spectrum Asset Management, Inc. ("Spectrum").

        In connection with Nuveen's sponsorship of the proposed Nuveen Tax-Advantaged Floating Rate Fund (the "Fund"), the parties wish to make the following acknowledgements and agreements.

        Section 1. It is currently intended that Sandler O'Neill will either act as (i) the initial purchaser of adjustable rate or fixed rate noncumulative perpetual preferred stock ("Preferred Securities") issued by one or more banks, thrifts or holding companies of banks or thrifts with total assets not less than $200 million and not greater than $10 billion ("Middle Market Banking Companies") and will sell such Preferred Securities to the Fund or (ii) the placement agent for the sale of Preferred Securities by one or more Middle Market Banking Companies to the Fund. It is acknowledged that Sandler O'Neill's sole economic interest in the foregoing matters shall be the compensation represented by (a) if it acts as initial purchaser, the difference between the price at which it purchases the Preferred Securities from the Middle Market Banking Companies and the price at which it sells the Preferred Securities to the Fund or (b) if it acts as placement agent, the commissions or fees, if any, that are payable to it by such Middle Market Banking Companies in connection with the sale of such Preferred Securities to the Fund.

        Section 2. The parties hereto agree that the following information shall be considered "Information" within the meaning of this Agreement: (i) information supplied by Sandler O'Neill to Nuveen or Spectrum or its agents or investment advisory clients, including the Fund, with respect to the structuring of purchases of direct or indirect poolings of multiple Preferred Securities of Middle Market Banking Companies ("Poolings") as well as the advantages of investing in such Poolings; (ii) the names of Middle Market Banking Companies supplied by Sandler O'Neill that have formally engaged, or that Sandler O'Neill reasonably believes may engage, Sandler O'Neill or its investment banking agents to facilitate the sale of their Preferred Securities (based, among other things, on the reasonable absence of a belief by Sandler O'Neill that such Middle Market Banking Companies have engaged another investment banking firm to facilitate the sale of their Preferred Securities) or are otherwise identified in a sale or offer of Preferred Securities made by Sandler O'Neill (such Middle Market Banking Companies being referred to herein as " Sandler Middle Market Banking Companies"); (iii) the terms of the Preferred Securities of any specific Sandler Middle Market Banking Company supplied in connection with the matters contemplated by this Agreement; (iv) information supplied to Nuveen or Spectrum or their agents or investment advisory clients by Sandler Middle Market Banking Companies in connection with the matters contemplated by this Agreement, directly or through Sandler O'Neill; (v) information supplied by Sandler O'Neill to Nuveen or Spectrum or their agents or investment advisory clients with respect to specific Sandler Middle Market Banking Companies; and (vi) any and all other nonpublic information supplied by Sandler O'Neill in connection with the matters contemplated under this Agreement.

        Section 3. Without Sandler O'Neill's prior written consent, Nuveen and Spectrum shall not, and shall not permit any of their investment advisory clients, including the Fund, officers, directors, employees or agents, during the term of this Agreement, to, (i) disclose Information to any third party;
(ii) disclose the existence of Information being preserved as

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Letter Agreement                                                January 25, 2005

confidential, whether or not relating to a possible sale of Preferred Securities; (iii) use the Information for any purpose other than for evaluating and analyzing a potential investment in Preferred Securities of Sandler Middle Market Banking Companies or Poolings of such Preferred Securities from or through Sandler O'Neill; or (iv) use the Information to solicit, or (for a period ending on the later of (m) the 60th day after the initial closing with respect to the public offering of the Fund's common shares or (n) the 60th day after Sandler O'Neill first offered such Preferred Securities to Spectrum to be purchased by the Fund) otherwise enter into, an agreement to purchase Preferred Securities from any Sandler Middle Market Banking Company in a transaction in which Sandler O'Neill is not acting as initial purchaser or placement agent. Nuveen or Spectrum, as applicable, shall notify Sandler O'Neill immediately upon discovery of the unauthorized disclosure or use of Information by Nuveen, Spectrum or their respective investment advisory clients, officers, directors, employees or agents, or any other actual or threatened breach of this Agreement. Nuveen and Spectrum may disclose Information to those of their respective employees and agents who shall reasonably need to know such Information in order to perform the aforementioned evaluation and analysis and who agree to comply with the terms of this Agreement. Except with respect to the use of information relating to the solicitation of agreements to purchase Preferred Securities of Sandler Middle Market Banking Companies, the limitations of this Section 3 shall not apply to Information that Nuveen or Spectrum, as applicable, can demonstrate
(a) was publicly available prior to its receipt or became publicly available after its receipt other than as a result of its breach of this Agreement; (b) was developed by it independently of its receipt of any Information under this Agreement; or (c) was available to it prior to its receipt pursuant to this Agreement or became available to it thereafter, provided that the source of such Information was not known by it to be bound by a confidentiality agreement with, or other contractual or other obligation of confidentiality to, Sandler O'Neill. Furthermore, nothing herein shall prevent Nuveen or Spectrum from disclosing Information required to be disclosed by applicable law, regulation or legal process; provided, however, that prior to any such disclosure Nuveen or Spectrum, as applicable, shall (y) notify Sandler O'Neill promptly in writing of any order to request to disclose and of the facts and circumstances surrounding such order or request so that Sandler O'Neill may seek an appropriate protective order, and (z) reasonably cooperate with Sandler O'Neill, at Sandler O'Neill's expense, in any proceeding to obtain an appropriate protective order. Sandler O'Neill agrees to reciprocal obligations and duties with respect to any and all other nonpublic information supplied by Nuveen in connection with the matters contemplated under this Agreement and any and all other nonpublic information supplied by Spectrum in connection with the matters contemplated under this Agreement (collectively, "N/S Information") and shall not be released during the term of this Agreement from such obligations or duties without the prior written consent of Nuveen or Spectrum, as the case may be.

        Section 4. No representation or warranty, express or implied, is made by Sandler O'Neill as to the accuracy or completeness of any Information, and nothing contained in the Information is, or shall be, relied upon as a promise as to the future. In particular, Sandler O'Neill does not warrant (i) that the Information contains all of the information that is required to evaluate and analyze an investment in the Preferred Securities of one or more Middle Market Banking Companies or Poolings of such Preferred Securities or (ii) that any Sandler Middle Market Banking Company will issue Preferred Securities. Nuveen and Spectrum agree that none of Sandler O'Neill or its affiliates or their respective partners, directors, officers, employees, agents, representatives or controlling persons shall have any liability to any such person or their investment advisory clients, including the Fund, officers, directors, employees or agents for any loss, liability, claim, damage or expense incurred by, imposed upon, or asserted against, it arising from the use of any Information.

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Letter Agreement                                                January 25, 2005

        Section 5. The parties hereto agree that the offer by Sandler O'Neill of Preferred Securities of one or more Middle Market Banking Companies or Pooling of such Preferred Securities or any similar securities shall not be considered as advice from or a recommendation by Sandler O'Neill to Nuveen or Spectrum or their investment advisory clients, including the Fund, officers, directors, employees or agents to purchase such securities or as a representation and warranty, express or implied, by Sandler O'Neill as to (i) the condition (financial or other), results of operations, business, business affairs or business prospects of any Middle Market Banking Company, (ii) information that is publicly available with respect to any Middle Market Banking Company or (iii) the terms of any such securities. Any purchase of such securities by Nuveen or Spectrum on behalf of its investment advisory clients, including the Fund, shall be based upon such party's own independent investment decision, without any advice from or recommendation by Sandler O'Neill whatsoever.

        Section 6. Notwithstanding the provisions of Sections 4 and 5 hereof, Sandler O'Neill, in its capacity as initial purchaser or placement agent of any Preferred Securities from Middle Market Banking Companies, shall not be relieved of any liability or responsibility it may have under applicable securities laws or definitive agreements in which Sandler O'Neill is a party in connection with any Preferred Securities or Poolings of such Preferred Securities that are sold by or through Sandler O'Neill as contemplated hereby to the Fund.

        Section 7. During the term of this Agreement, except as otherwise provided herein, Sandler O'Neill agrees that Preferred Securities of Sandler Middle Market Banking Companies issued on a primary basis to Sandler O'Neill as initial purchaser or through Sandler O'Neill as placement agent shall be offered for sale by Sandler O'Neill first to Nuveen and Spectrum for the benefit of the Fund, whether pursuant to this Agreement or otherwise. In the event that Nuveen or Spectrum, on behalf of the Fund, fails to accept any offer of Preferred Securities made by Sandler O'Neill in accordance with this Section 7 within a period of time consistent with customary market practice after such offer is made, thereafter the rights of Nuveen and Spectrum and the obligations of Sandler under this Section 7 in respect of such Preferred Securities shall terminate and be of no further force or effect and Sandler O'Neill shall be entitled to sell, or facilitate the sale of, such Preferred Securities to any other person or entity. Notwithstanding the foregoing, Sandler O'Neill shall not be required to offer Preferred Securities of a Middle Market Banking Company first to Nuveen and Spectrum for the benefit of the Fund if (a) based on the aggregate liquidation preference of such Preferred Securities, the credit quality of such Middle Market Banking Company, the timing of the proposed issuance of Preferred Securities or the desire of the applicable Middle Market Banking Company, Sandler O'Neill does not then intend to offer or sell any of such Preferred Securities directly to one or more closed-end investment companies or (b) all of such Preferred Securities are part of an offering by such Middle Market Banking Companies to or through Sandler O'Neill that is registered with the Securities and Exchange Commission under the Securities Act of 1933. If the aggregate liquidation preference of the Preferred Securities of a Middle Market Banking Company exceeds 5.0% of the Fund's anticipated managed assets, Sandler O'Neill shall not be required to offer such excess aggregate liquidation preference of Preferred Securities to Nuveen and Spectrum in accordance with this Section 7. During the marketing and initial invest-up period of the Fund, upon request of Spectrum, Sandler O'Neill shall periodically notify Spectrum of the status of all Sandler Middle Market Banking Companies, the Preferred Securities of which Sandler O'Neill anticipates will be offered to Nuveen and Spectrum in accordance with this Section 7.

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Letter Agreement                                                January 25, 2005

        Section 8. Nuveen expects that initially the Fund will purchase a substantial portion of its intended allocation of investments in the Preferred Securities issued by Middle Market Banking Companies through Sandler O'Neill. Nuveen's expectation is premised upon (a) the expectation of a successful initial public offering and closing of the Fund, (b) Sandler O'Neill's stated expectation to originate Preferred Securities issued by Sandler Middle Market Banking Companies and (c) the Fund's stated expectation to purchase such Preferred Securities that will reasonably satisfy the investment plan of the Fund through Sandler O'Neill. Nuveen and Spectrum, on behalf of the Fund, agree to recommend and purchase all Preferred Securities offered by Sandler O'Neill in accordance with Section 7, subject to the following conditions: (i) the price and terms of such Preferred Securities shall have been approved by Spectrum, as portfolio manager, after reasonable negotiation of such terms with Sandler O'Neill; (ii) Spectrum, in its judgment, shall have approved the creditworthiness of each Middle Market Banking Company and (iii) Spectrum shall have determined in accordance with its reasonable judgment and the policies of the Fund that the Preferred Securities are an appropriate addition to the Fund's portfolio (based upon, by way of example and without limitation, considerations such as geographic diversification, size-of-issuer diversification and availability of alternative investments).

        Section 9. Based on its evaluation of the market opportunity, Nuveen may initiate and sponsor the organization and launch of future similar or identical closed-end fund offerings in which the fund allocates a majority of its managed assets to Preferred Securities of Middle Market Banking Companies (each, a "Similar Fund") during the term of this Agreement. Such determination shall be at the sole discretion of Nuveen and shall be subject to Nuveen receiving suitable commitments from major underwriting firms to underwrite the initial public offering of common stock and any preferred stock of such Similar Fund(s). Nuveen intends to propose that Spectrum will serve as portfolio manager with respect to any such Similar Funds. With respect to any such Similar Funds, Nuveen and Spectrum, on behalf of any such Similar Funds, agree to use their commercially reasonable efforts to recommend and purchase from Sandler O'Neill, and, subject to Section 7, Sandler O'Neill agrees to use its commercially reasonable efforts to offer to Nuveen and Spectrum for the benefit of such Similar Funds, Preferred Securities of Sandler Middle Market Banking Companies on terms substantially consistent with those set forth in Sections 7 and 8 of this Agreement. Further, during the term of this Agreement, each of Nuveen and Spectrum agrees, with respect to any such Similar Fund, not to enter into a business arrangement with any dealer or investment banking firm, other than Sandler O'Neill, pursuant to which such dealer or investment banking firm would be designated as the primary offeror of Preferred Securities of Middle Market Banking Companies to Nuveen, Spectrum or such Similar Fund. The foregoing shall not be interpreted to be binding upon the Board of Trustees of the potential Similar Funds that may be created prospectively during the term of this Agreement. In the event that Nuveen and Spectrum launch a Similar Fund during the term of this Agreement, Sandler O'Neill agrees that it will not enter into a business arrangement with any sponsor of a Similar Fund, other than one sponsored and managed by Nuveen and Spectrum respectively, during the term of this Agreement pursuant to which Sandler O'Neill would be designated as the primary offeror of Preferred Securities of Middle Market Banking Companies to such sponsor or Similar Fund.

        Section 10. The parties acknowledge that extensive discussions regarding the range of prices of the Preferred Securities to be offered by Sandler O'Neill pursuant to Section 7 have occurred and that, based on such discussions, Sandler O'Neill has informed its clients that under current market conditions, any Preferred Securities of Sandler Middle Market Banking Companies so offered by Sandler O'Neill will have an annual dividend rate equal to three-month LIBOR plus a spread of between 360 and 400 basis points. Based upon its analysis of the

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Letter Agreement                                                January 25, 2005

financial and economic factors pertaining to various clients of Sandler O'Neill, among other factors, Spectrum believes this preliminary price range indication reasonably reflects current market conditions and represents a reasonable range in which a fair market price may be negotiated for the adjustable rate Preferred Securities that may be issued by those Sandler Middle Market Banking Companies. The parties acknowledge that such preliminary price indications are based upon current market conditions, are not binding, and that the actual price ranges may differ subject to prevailing market conditions at the time such securities are offered for purchase by the Fund.

        Section 11. This Agreement shall terminate, and the respective obligations of the parties hereto that are contained herein shall be of no further force or effect, on December 31, 2005 (the "Expiration Date"), unless otherwise extended, or terminated, by mutual consent in writing. In the event of substantial non-performance by any party in the performance of its obligations hereunder, this Agreement may be subject to earlier termination with notice customary to market practice.

        Section 12. Each party hereto acknowledges that damages alone may not be an adequate remedy for any breach of the covenants or agreements set forth herein and that any other party hereto, in addition to any other remedies that it may have, shall be entitled to seek injunctive relief, including specific performance or other equitable relief, in any court of competent jurisdiction with respect to any actual or threatened breach of any such covenant or agreement; and each party hereto agrees to waive any requirement for the securing or posting of any bond or any other security in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available to a party at law or in equity.

        Section 13. The parties agree that "N-ChiPPS" is a servicemark of Sandler O'Neill and that such servicemark and all Information supplied by Sandler O'Neill shall remain its sole and exclusive property and shall be promptly returned, if in written form, with all copies if requested. Nothing in this Agreement is intended to grant any intellectual property rights of Sandler O'Neill or otherwise to Nuveen or Spectrum or any of their investment advisory clients, including the Fund, officers, directors, employees or agents. If title to the "N-ChiPPS" servicemark or any Information supplied by Sandler O'Neill does not or may not, by operation of law, rest in Sandler O'Neill, then Nuveen and Spectrum agree to assign to Sandler O'Neill any and all of their right, title and interest to such servicemark and Information and waive any equitable, moral or similar rights in such servicemark and Information. Sandler O'Neill agrees to reciprocal obligations and duties with respect to N/S Information furnished by either Nuveen or Spectrum pursuant to the terms hereof.

        Section 14. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns, provided that no Information or N/S Information may be disclosed or used by the receiving party except as provided herein without the prior written consent of the party who supplied such Information or N/S Information, as the case may be.

        Section 15. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understandings, written or oral, with respect thereto, including the confidentiality and non-circumvention agreement, dated October 1, 2004, among Sandler O'Neill, Nuveen and Spectrum.

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Letter Agreement                                                January 25, 2005


        Section 16. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term of this Agreement, including such provision.

        Section 17. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        Section 18. Notwithstanding any other provision contained in this Agreement or any other document with respect to any assignment or transaction entered into hereafter, a party shall have no duties, responsibilities or authority, except those expressly set forth herein or therein, or any fiduciary relationship with the other party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any party.

        Section 19. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of laws.

        IN WITNESS WHEREOF, the undersigned have hereunto executed this Agreement as of the above date.

Sandler O'Neill & Partners, L.P.

By:  Sandler O'Neill & Partners Corp.,
     the sole general partner

By:  /s/ Thomas W. Killian
     ------------------------------------
     Name: Thomas W. Killian
     Title: An Officer of the Corporation

Nuveen Investments, LLC

By:  /s/ Paul C. Williams
     ------------------------------------
     Name: Paul C. Williams
     Title: Managing Director

Spectrum Asset Management, Inc.

By:  /s/ Mark A. Lieb
     ------------------------------------
     Name: Mark A. Lieb
     Title: Executive Director

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